Kandi Technologies Announces Registered Direct Placement of Approximately $16.6 Million of Common Stock

JINHUA, CHINA— December 21, 2010 - Kandi Technologies, Corp. (NASDAQ:KNDI) ("Kandi" or the "Company"), a leading Chinese exporter of all terrain recreational vehicles, developer of the "CoCo" all electric LSV, and a leader in Electric Vehicle (EV) development in China today announced that it has entered into a securities purchase agreement with institutional investors for a registered direct placement of approximately $16.6 million of common stock at a price of $5.50 per share. The Company will issue a total of 3,027,272 shares to the institutional investors.  In addition, the Company will issue to the investors warrants to purchase up to 1,210,912 shares of common stock, which, if fully exercised, would provide an additional $7.6 million in gross proceeds to the Company. The 3-year warrants have an exercise price of $6.30 per share and are exercisable immediately following the closing date.

These securities are being offered through a prospectus supplement pursuant to the Company’s effective shelf registration statement and base prospectus contained therein.

The net proceeds from this offering will be used for general working capital purposes. The completion of the placement will occur on or about December 23, 2010.

FT Global Capital, Inc. acted as the exclusive placement agent for the transaction.

A shelf registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy, and these securities cannot be sold in any state in which this offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

About Kandi Technologies, Corp.

Kandi Technologies, Corp. (NASDAQ:KNDI - News) ranks as one of the largest manufacturers and exporters of go-karts in China, making it a world leader in the production of this popular recreational vehicle. It also ranks among the leading manufacturers in China of all terrain vehicles (ATVs), and specialized utility vehicles (UTVs), especially for agricultural purposes. Recently, it introduced a second generation high mileage, two seater three-wheeled motorcycle. A major company focus also has been on the manufacture and sales of highly economical, beautifully designed, all electric super mini cars for neighborhood driving and commuting. Available in the U.S., convertible and hardtop models of the CoCo travel up to 60 miles at speeds reaching 25mph on a six hour charge. In China, the government recently approved the sale there of Kandi EVs. These include the lithium ion powered KD5011, which is eligible for national subsidies of up to RMB 60,000 per vehicle in all EV “pilot” cities throughout China. Also, the KD5010, now being sold in Jinhua City, where the city's first "Battery Charging Farm" and "Express Change" battery station has opened. This and planned additional "Express Change" battery stations are operated by a pioneering three partner joint venture in which Kandi holds a 30% interest with China's leading battery maker, Tianneng Power International, Ltd., and Jinhua Bada Group, a subsidiary of State Grid Power Corporation, China's largest power company. Participation in China's first Electric Vehicle (EV) battery replacement services company will mean the development of two revenue streams for Kandi -- one from the sale of its battery-powered vehicles and the other from a share of the battery rental, replacement, charging and recycling fees generated by the new joint venture. Kandi believes that battery powered, electric super minis and related services will become the Company's largest revenue and profit generator. The Company's products can be viewed at http://www.kandivehicle.com. Its corporate/ir website is http://www.chinakandi.com.

Contacts:

Kandi Technologies, Corp.

Xiaoming Hu

Chairman and CEO

86-579-82239856

Cathy Cao
Executive Vice President of Finance

Cathy_kndi@yahoo.com
Tel: 212-551-3610

IR Firm:

Ken Donenfeld

donfgroup@gmail.com

kdonenfeld@dgiir.com

Tel: 212-425-5700

Fax- 646-381-9727